March 19, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Better Home & Finance Holding Company’s Form 8-K dated March 19, 2026, and have the following comments:
1.We agree with the statements made in the section titled Dismissal of Former Independent Registered Public Accounting Firm.
2. We have no basis on which to agree or disagree with the statements made in the section titled Appointment of New Independent Registered Public Accounting Firm.

Yours truly,
/s/ Deloitte & Touche LLP